Exhibit 10.1
Amendment No. 4 to Employment Agreement
between JMGT, LLC, Jushi Holdings, Inc. and James Cacioppo
This Amendment No. 4 (“Agreement”) is entered into by and between JMGT, LLC (“Company”), Jushi Holdings, Inc. (“Parent”) and James Cacioppo (“Executive”) (collectively the “Parties”).
    WHEREAS, effective January 1, 2022, the Parties entered into an Employment Agreement (as amended from time to time, the “Employment Agreement”). Capitalized terms, to the extent not defined herein, shall be as defined in the Employment Agreement;
    WHEREAS, the Employment Agreement provides that on or before March 15, 2025 Executive is entitled to receive a cash Annual Bonus (as defined in the Employment Agreement) in respect of the 2024 year in an amount not less than $950,000, less applicable withholdings (the “2024 Annual Bonus”);
WHEREAS, on December 8, 2022, the Company closed a tranche of a private placement (“Offering”) and issued approximately $69 million aggregate principal amount of 12% second lien notes (“Notes”) and detached warrants expiring December 7, 2026 to purchase up to approximately 16 million of the Company’s subordinate voting shares at an exercise price per share of $2.086, and on December 9, 2022, the Company closed on a second tranche of the Offering for an additional aggregate principal amount of $3 million of Notes and 719,080 warrants purchased by the Executive.
WHEREAS, in order to assist the Company in managing cash and near-term working capital requirements, Executive, after consultation with the Company’s Board of Directors (“Board”), has consented to receive his 2024 Annual Bonus in the following form: (i) a lump sum cash payment in the amount of $237,500, (ii) $1,381,551 aggregate principal amount of Notes, and (iii) stock options granted under the Company’s 2019 Equity Incentive Plan, as amended (the “Plan”), expiring five years from the date of grant to purchase up to approximately $690,775.50 worth of the Company’s subordinate voting shares at an exercise price per share equal to the greater of (a) a twenty-five percent (25%) premium to the volume-weighted average price per share of the Company’s subordinate voting shares on the Canadian Securities Exchange (converted into U.S. Dollars at an exchange rate determined by the Company in good faith) over the trailing ten (10) trading day period prior to the date the such options are granted, and (b) the fair market value of the Company’s subordinate voting shares on the Canadian Securities Exchange (converted into U.S. Dollars at an exchange rate determined by the Company in good faith) on the date such options are granted or the trading day before, whichever is greater.
    NOW THEREFORE, in consideration of the mutual promises contained herein, the Parties agree to the following:
1.    Executive’s 2024 Annual Bonus shall be paid in the following form: (i) a lump sum cash payment in the amount of $237,500, (ii) $1,381,551 aggregate principal amount of Notes, and (iii) stock options granted under the Plan, to purchase up to approximately $690,775.50 worth of the Company’s subordinate voting shares (the “Options”) at an exercise price per share equal to the greater of (a) a twenty-five percent (25%) premium to the volume-weighted average price per share of the Company’s subordinate voting shares on the Canadian Securities Exchange (converted into U.S. Dollars at an exchange rate determined by the Company in good faith) over the trailing ten (10) trading day period prior to the date the Options are granted, and (b) the fair market value of the Company’s subordinate voting shares on the Canadian Securities Exchange (converted into U.S. Dollars at an exchange rate determined by the Company in good faith) on the date the Options are granted or the trading day before, whichever is greater (collectively, the “Payments”), with such Options to be granted on September 13, 2024, or as soon as practicable thereafter in accordance with US and Canadian securities laws. Each Payment shall be made, granted or issued on September 13, 2024, or as soon as practicable thereafter, as determined by the Board in its sole discretion and in accordance with US and Canadian Securities laws, but in no event later than March 15, 2025, subject to the Company’s collection of all applicable withholding and payroll taxes, and provided Executive remains employed by the Company on the applicable payment date.

The Options will be evidenced by the form of stock option agreement in substantially the form attached hereto as Exhibit A and the Notes shall be issued on the same terms as the Notes previously issued to Executive in the Offering as additional notes under the Indenture dated December 7, 2022 with Odyssey Trust Company, as trustee. Executive acknowledges and agrees that the Notes have not been, and will not be, registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of any state, and are offered and sold in reliance upon the exemption from registration afforded by Section 4(a)(2) under the Securities Act and/or Regulation D promulgated thereunder and, as applicable, corresponding provisions of state securities laws, and such Notes may not be offered or sold by the Executive without registration under the Securities Act or any applicable state securities laws or pursuant to exemption from registration thereunder.

2.    Section 3(d) of the Employment Agreement entitled “Expenses” and Section 26 of the Employment Agreement entitled “Code Section 409A Compliance” is hereby incorporated into this Agreement in full by reference.

3.    By signing this Agreement, Executive acknowledges and agrees that, notwithstanding anything to the contrary in any agreement between Executive and the Company, or any of its affiliates, including, but not limited to the Employment Agreement and any equity award or any program, plan or arrangement of the Company, the Parent, or any of the Company or the Parent’s affiliates, the change to the form of payment of Executive’s 2024 Annual Bonus when made shall constitute payment of such bonus in full, and has been implemented with Executive’s consent and shall not constitute “Good Reason” for Executive to resign from the Company or a breach of any obligation of the Company, the Parent, or any of the Company or the Parent’s affiliates to the Executive.

4.    Except to the extent otherwise agreed by the parties in writing, the change in the form of Executive’s 2024 Annual Bonus payment shall be a one-time change, and shall not impact the payment of any subsequent Annual Bonus that may become due and payable pursuant to the agreement.

5.    Except as otherwise provided herein, nothing in this Agreement constitutes a waiver of any other compensation or benefits to which Executive may be entitled or a waiver of any of Executive’s rights under any agreement between Executive and the Company and/or the Parent.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

EXECUTIVE
Dated:	September 13, 2024	By:	/s/ James Cacioppo
James Cacioppo

COMPANY
JMGT, LLC
Dated:	September 13, 2024	By:	/s/ Jon Barack
Jon Barack
Authorized Representative

PARENT
Jushi Holdings, Inc.
Dated:	September 13, 2024	By:	/s/ Jon Barack
Jon Barack
President

EXHIBIT A

Jushi Holdings Inc.
Stock Option Grant Notice
Jushi Holdings Inc. (the “Company”), under its Amended 2019 Equity Incentive Plan (the “Plan”), hereby grants to Optionholder an option (the “Option”) to purchase the number of subordinate voting shares of the Company’s common stock (the “Shares”) set forth below. This Option is subject to all of the terms and conditions as set forth in this notice (the “Grant Notice”), in the Option Agreement and in the Plan, both of which are incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Option Agreement will have the same definitions as in the Plan or the Option Agreement. If there is any conflict between the terms in the Option Agreement and the Plan, the terms of the Plan will control.

Optionholder:	James Cacioppo
Date of Grant:	[September 13, 2024]
Number of Shares Subject to Option:	[INERT]
Exercise Price (Per Share):	US$[INSERT]
Total Exercise Price:	US$[INSERT]
Expiration Date:	[September 13, 2029]
Type of Grant:     Incentive Stock Option      Nonstatutory Stock Option
Exercise Schedule:    Options are exercisable at any time following vesting until the Expiration Date.
Vesting Schedule:
100% of the total number of Shares subject to the Option shall be vested and exercisable as of January 1, 2025.
Notwithstanding anything to the contrary in this Grant Notice, in the Option Agreement or the Plan, if prior to the full vesting of the Option, (i) the Optionholder’ employment with JMGT, LLC (“JMGT”) is terminated by JMGT without “Cause” or by the Optionholder with “Good Reason”, (ii) in the event of a “Change in Control” during the “Employment Term”, or (iii) in the event of the Optionholder’s death or Disability, the vesting of the Option shall accelerate such that 100% of the Shares underlying the Option shall become vested in full as of the date of the Optionholder’s termination of employment, death, or Disability or immediately prior to the consummation of a Change in Control, as applicable.
For purposes of this Grant Notice and the Option Agreement, the following terms shall have the meaning assigned to such terms in that certain Employment Agreement, effective January 1,

2022, by and between JMGT, the Optionholder and the Company (the “Employment Agreement”): “Cause”, “Change in Control”, “Disability”, “Employment Term” and “Good Reason”.
Payment:    By one or a combination of the following items:
    By cash, check, bank draft, electronic funds or wire transfer, or money order payable to the Company; or
    By a “net exercise” arrangement, whereby Shares that would otherwise be issued on exercise will be deemed exercised but then immediately tendered back to the Company.

[Limitiation on Exercise:
(a)    Notwithstanding anything to the contrary contained this Grant Notice, in the Option Agreement or the Plan, the Company shall not effect the exercise of any portion of this Option, and the Optionholder shall not have the right to exercise any portion of the Option, and any such exercise shall be null and void ab initio and treated as if the exercise had not been made, to the extent that immediately prior to or following such exercise, the Optionholder, together with the Attribution Parties (as defined below), beneficially owns or would beneficially own as determined in accordance with applicable Canadian and U.S. securities laws, including Section 13(d) of the Exchange Act and the rules promulgated thereunder, in excess of 4.99% (the “Maximum Percentage”) of the subordinate voting shares or other marketable securities of the Company that would be issued and outstanding following such exercise. For purposes of calculating beneficial ownership for determining whether the Maximum Percentage is or will be exceeded, the aggregate number of subordinate voting shares held and/or beneficially owned by the Optionholder together with the Attribution Parties, shall include the number of subordinate voting shares held and/or beneficially owned by the Optionholder together with the Attribution Parties plus the number of subordinate voting shares issuable upon exercise of the relevant Option with respect to which the determination is being made but shall, unless required to be included by applicable Canadian and U.S. securities laws, exclude the number of subordinate voting shares which would be issuable upon (i) exercise of the remaining, unexercised Option held and/or beneficially owned by the Optionholder or the Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company held and/or beneficially owned by the Optionholder or any Attribution Party (including, without limitation, any convertible notes, convertible stock or warrants) that are subject to a limitation on conversion or exercise similar or analogous to the limitation contained herein. For purposes of the limitation set forth herein, beneficial ownership of the Optionholder or the Attribution Parties shall, except as set forth in the immediately preceding sentence, be calculated and determined in accordance with applicable Canadian and U.S. securities laws, including Section 13(d) of the Exchange Act and the rules promulgated thereunder. For purposes of the Option, in determining the number of outstanding subordinate voting shares, the Optionholder may rely on the number of outstanding subordinate voting shares as reflected in (1) the Company’s most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Company’s transfer agent setting forth the number of subordinate voting shares outstanding (such issued and outstanding shares, the “Reported Outstanding Share Number”). For any reason at any time, upon the written or oral request of the Optionholder, the Company shall within two (2) Business Days confirm orally and in writing or by electronic mail to the Optionholder the number of subordinate voting shares then outstanding. The Optionholder shall disclose to the Company the number of subordinate voting shares that it, together with the Attribution Parties holds and/or beneficially owns and has the right to acquire through the exercise of convertible or derivative securities and any limitations on exercise or conversion similar or analogous to the limitation contained herein contemporaneously or immediately prior to submitting an Exercise Notice for the relevant Option. If the Company receives a Notice of Exercise from the Optionholder at a time when the actual number of outstanding subordinate voting shares is less than the Reported Outstanding Share Number, the Company shall (i) notify the Optionholder in writing of the number of subordinate voting shares then outstanding and, to the extent that such Notice of Exercise would otherwise cause the Optionholder’s, together with the Attribution Parties’, beneficial ownership, to exceed the Maximum Percentage, the Optionholder must notify the Company of a reduced number of Shares to be purchased pursuant to such Exercise Notice (the number of shares by which such purchase is reduced, the “Reduction Shares”) and (ii) as soon as reasonably practicable, the Company shall return to the Optionholder any exercise price paid by the Holder for the Reduction Shares. In any case, the number of outstanding subordinate voting shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Option, by the Optionholder and the Attribution Parties since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of Shares to the Optionholder upon exercise of this Option results in the Optionholder, together with the Attribution Parties, being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding subordinate voting shares (as determined in accordance with applicable Canadian and U.S. securities laws, including Section 13(d) of the Exchange Act), the number of subordinate voting shares to be so issued by which the Optionholder’s, together with the Attribution Parties’, aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and such Excess Shares shall be cancelled ab initio, and the Optionholder and/or the Attribution Parties shall not have the power to vote or to transfer the Excess Shares. As soon as reasonably practicable after the issuance of the Excess Shares has been deemed null and void, the Company shall return to the Optionholder the exercise price paid by the Optionholder for the Excess Shares. By written notice to the Company, the Optionholder may from time to time increase or decrease the Maximum Percentage to any other percentage specified in such notice (the “Maximum Percentage Ceiling”); provided that any increase of the Maximum Percentage in excess of 19.99%, and issuance of Shares pursuant to this Option which would result in the Optionholder, together with the Attribution Parties, beneficially owning in excess of 19.99% of the subordinate voting shares (including any subordinate voting shares issuable within sixty (60) days pursuant to the conversion, exercise or exchange of any derivative securities of the Company), shall be subject to any applicable Canadian and U.S. securities laws, including the rules, requirements and policies of the CSE or any other stock exchange on which the subordinate voting shares is then listed, including the receipt of any required stockholder approval required thereunder Notwithstanding anything contained herein to the contrary, only the Maximum Percentage Ceiling, and not the Maximum Percentage, shall apply to any Optionholder who, together with the Attribution Parties, beneficially owns equity securities of the Company, as determined in accordance with applicable Canadian and U.S. securities laws, including Section 13(d) of the Exchange Act and the rules promulgated thereunder, in excess of the Maximum Percentage as of immediately prior to the issuance of this Option.

(b) The provisions set forth in this Grant Notice shall not restrict the number of subordinate voting shares which the Optionholder or the Attribution Parties may receive or beneficially own in order to determine the amount of securities or other consideration that such Optionholder or the Attribution Parties may receive in the event of a Change in Control. For purposes of clarity, the subordinate voting shares issuable pursuant to the terms of this Option in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Optionholder or the Attribution Parties for any purpose including for purposes of Section 13(d) of the Exchange Act and the rules promulgated thereunder or Section 16 of the Exchange Act and the rules promulgated thereunder, including Rule 16a-1(a)(1). No prior inability to exercise this Option pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of exercisability. The provisions of this paragraph shall not be construed and implemented in a manner other than in strict conformity with the terms of this Grant Notice to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Grant Notice or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of this Option.

For purposes hereof:

“Affiliate” means any Person directly or indirectly controlled by, controlling or under common control with, an Optionholder, but only for so long as such control shall continue. For purposes of this definition, “control” (including, with correlative meanings, “controlled by”, “controlling” and “under common control with”) means, with respect to a person, possession, directly or indirectly, of (a) the power to direct or cause direction of the management and policies of such person (whether through ownership or securities or partnership or other ownership interest, by contract or otherwise), or (b) at least 50% of the voting securities (whether directly or pursuant to any option, Option or similar arrangement) or other comparable equity interests.

“Attribution Parties” means, collectively, the following persons and entities: (i) any direct or indirect Affiliates of the Optionholder, (ii) any person acting or who could be deemed to be acting as a Section 13(d) “group” together with the Optionholder or any Attribution Parties and (iii) any other persons whose beneficial ownership of the subordinate voting shares of the Company’s common stock would or could be aggregated with the Optionholder and/or any other Attribution Parties for purposes of Section 13(d) or Section 16 of the Exchange Act. For clarity, the purpose of the foregoing is to subject collectively the Optionholder and all other Attribution Parties to the Maximum Percentage.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the State of Florida.

Additional Terms/Acknowledgements: Optionholder acknowledges receipt of, and understands and agrees to, this Grant Notice, the Option Agreement and the Plan.
As of the Date of Grant, this Grant Notice, the Option Agreement and the Plan set forth the entire understanding between Optionholder and the Company regarding the Option and supersede all prior oral and written agreements with respect to the Option. By accepting the Option, Optionholder consents to receive documents governing the Option by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company from time to time.
* * *

Jushi Holdings Inc.	Optionholder:

By: ________________________________ Signature	By: ____________________________________ Signature
Name: Jon Barack	Name: James Cacioppo
Title: President	Date: __________________________________
Date: ______________________________

Attachments: Option Agreement, Amended 2019 Equity Incentive Plan

Jushi Holdings Inc.
Option Agreement
Pursuant to your Stock Option Grant Notice (the “Grant Notice”) and this Option Agreement (this “Option Agreement”), Jushi Holdings Inc. (the “Company”) has granted you an option (the “Option”) under its Amended 2019 Equity Incentive Plan (the “Plan”) to purchase the number of subordinate voting shares of the Company’s common stock (the “Shares”) indicated in your Grant Notice at the exercise price indicated in your Grant Notice.
1.    Vesting. The Option will vest as provided in your Grant Notice. Vesting will cease, in all events, on the termination of your Continuous Service after taking into account any acceleration that occurs on your termination.
2.    Number of Shares and Exercise Price. The number of Shares subject to the Option and the exercise price per Share in your Grant Notice will be adjusted for Capitalization Adjustments as provided in the Plan.
3.    Exercise Restriction for Non-Exempt Employees. If you are an Employee eligible for overtime compensation under the United States Fair Labor Standards Act of 1938, as amended (that is, a “Non-Exempt Employee”), and except as otherwise provided in the Plan, you may not exercise your Option until you have completed at least six months of Continuous Service measured from the Date of Grant, even if you have already been an employee for more than six months. Consistent with the provisions of the Worker Economic Opportunity Act, you may exercise the Option as to any vested portion prior to such six month anniversary in the case of (i) your death or Disability or (ii) a Change in Control.
4.    Exercise prior to Vesting (“Early Exercise”). If permitted in your Grant Notice (i.e., the “Exercise Schedule” indicates “Early Exercise Permitted”), you may elect at any time that is both during the period of your Continuous Service and during the term of your Option, to exercise all or part of your Option, including the unvested portion of your Option; however:
(a)    if the exercise restriction for Non-Exempt Employees applies, this Option may not be exercised until such restriction lapses;
(b)    this Early Exercise feature will expire immediately on your termination of Continuous Service, immediately prior to the effectiveness of an IPO and on the closing of any Change in Control;
(c)    a partial exercise of your Option will be deemed to cover first vested Shares and then the earliest vesting installments of unvested Shares; and
(d)    any Shares so purchased from installments that have not vested as of the date of exercise will be subject to the purchase option in favor of the Company as described in the Company’s form of Early Exercise Stock Purchase Agreement that will result in the same vesting as if no early exercise had occurred.

5.    Method of Payment. You must pay the full amount of the exercise price for the Shares subject to the Option that you wish to exercise. If permitted in your grant notice, you may pay the exercise price through one or more of the following:
(a)    Provided that at the time of exercise the Shares subject to this Option is publicly traded, using a program consistent with Regulation T, as provided by the United States Federal Reserve Board (or similar program under applicable foreign law) that, prior to the issuance of Shares, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds. This manner of payment is also known as a “broker-assisted exercise,” “same day sale” or “sell to cover.”
(b)    If the Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of Shares issuable on exercise by the largest whole number of Shares with a Fair Market Value that does not exceed the aggregate exercise price. You must submit an additional payment to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole Shares to be issued.
(c)    If permitted by the Board at the time of exercise, by delivery to the Company (either by actual delivery or attestation) of already-owned Shares that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise the Option (or any vested portion thereof), will include delivery to the Company of your attestation of ownership of such Shares in a form approved by the Company. You may not exercise the Option (or any exercisable portion thereof) by delivery to the Company of Shares if doing so would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.
(d)    By cash, check, bank draft, electronic funds or wire transfer, or money order payable to the Company.
6.    Whole Shares. You may exercise the Option (or any vested portion thereof) only for whole Shares.
7.    Compliance with Laws. In no event may you exercise the Option (or any vested portion thereof) unless the Shares issuable on exercise are then registered under the Securities Act or, if not registered, the Company has determined that your exercise and the issuance of the Shares would be exempt from the registration requirements of the Securities Act and compliant with all applicable laws, including the documentation requirements of Rule 701(e) of the Securities Act. The exercise of the Option (or any vested portion thereof) also must comply with all other applicable laws and regulations governing the Option. You may not exercise the Option (or any vested portion thereof) if the Company determines that such exercise would not be in material compliance with such laws and regulations (including any restrictions on exercise required for compliance with Treasury Regulations Section 1.40l(k)-1(d)(3), if applicable).

8.    Term. You may not exercise the Option before the Date of Grant or after the expiration of the term of the Option. The term of the Option expires, subject to the provisions of the Plan, on the earliest of the following:
(a)    immediately on the termination of your Continuous Service for Cause;
(b)    the Expiration Date indicated in your Grant Notice.
If the Option is an Incentive Stock Option, note that to obtain the federal income tax advantages associated with an Incentive Stock Option, the Code requires that at all times beginning on the Date of Grant and ending on the date that is three months before the date of the Option’s exercise, you must be an employee of the Company or an Affiliate, except in the event of your death or Disability (in which case the period is extended from three months to twelve months. The Company has provided for extended exercisability of the Option under certain circumstances for your benefit but cannot guarantee that the Option will necessarily be treated as an Incentive Stock Option if you continue to provide services to the Company or an Affiliate as a Consultant or Director after your employment terminates or if you exercise the Option more than three months after the date your employment with the Company or an Affiliate terminates.
9.    Exercise.
(a)    You may exercise the vested portion of the Option during its term by (i) delivering a Notice of Exercise (in a form designated by the Company), or making the required electronic election with the Company’s electronic platform (e.g., Carta) or designated broker (e.g., E*Trade), and (ii) paying the exercise price and any applicable withholding taxes to the Company’s stock plan administrator, or to such other person as the Company may designate, together with such additional documents as the Company may then require.
(b)    By exercising the Option you agree that, as a condition to any exercise of the Option, you must enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (i) the exercise of the Option, (ii) the lapse of any substantial risk of forfeiture to which the Shares are subject at the time of exercise or (iii) the disposition of Shares acquired on such exercise.
(c)    If the Option is an Incentive Stock Option, by exercising the Option you agree that you will notify the Company in writing within 15 days after the date of any disposition of any of the Shares issued on exercise of the Option that occurs within two years after the Date of Grant or within one year after such Shares are transferred on exercise of the Option.
10.    Transferability. Except as otherwise provided in this Section 10, the Option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.
(a)    Certain Trusts. On receiving written permission from the Board or its duly authorized designee, and only if doing so does not violate Code Section 409A, the incentive stock option rules (if applicable) and applicable securities laws, you may transfer the Option to a trust if you are considered to be the sole beneficial owner (determined under Section 671 of the Code and applicable state or foreign law) while the Option is held in the trust. You and the trustee must enter into transfer and other agreements required by the Company.

(b)    Domestic Relations Orders. On receiving written permission from the Board or its duly authorized designee, and only if doing so does not violate Code Section 409A, the incentive stock option rules (if applicable) and applicable securities laws, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer the Option pursuant to the terms of a court approved domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulations Section 1.421-l(b)(2) that contains the information required by the Company to effectuate the transfer. You are encouraged to contact the Company’s Corporate Secretary regarding the proposed terms of any division of the Option prior to finalizing the domestic relations order or marital settlement agreement to help ensure the required information is contained within the domestic relations order or marital settlement agreement. If the Option is an Incentive Stock Option, the Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.
(c)    Beneficiary Designation. On receiving written permission from the Board or its duly authorized designee, you may, by delivering written notice to the Company, in a form approved by the Company and any broker designated by the Company to handle option exercises, designate a third party who, on your death, will thereafter be entitled to exercise the Option and receive the Shares or other consideration resulting from such exercise. In the absence of such a designation, your executor or administrator of your estate will be entitled to exercise the Option and receive, on behalf of your estate, the Shares or other consideration resulting from such exercise.
11.    Option not a Service Contract. The Option is not an employment or service contract, and nothing in the Option, the Grant Notice, this Option Agreement or the Plan will be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in the Option, the Grant Notice, this Option Agreement or the Plan will obligate the Company or an Affiliate, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.
12.    Restrictive Covenants; Non-Competition; Non-Solicitation. You shall be subject to the restrictive covenants set forth in Sections 8, 9 and 10 of your Employment Agreement.
13.    Withholding Obligations.
(a)    At the time you exercise the Option, in whole or in part, and at any time thereafter as the Company requests, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “same day sale” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company and/or the methods described in the Plan), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate that arise in connection with the exercise of the Option.

(b)    You may not exercise the Option unless the tax withholding obligations of the Company and any Affiliate are satisfied. Accordingly, you may not be able to exercise the Option when desired even though the Option is vested, and the Company will have no obligation to issue a certificate for Shares unless such obligations are satisfied.
14.    Tax Consequences.
(a)    No Obligation to Minimize Taxes. You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You will not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from the Option or your other compensation.
(b)    Early Exercise – 83(b) Election. You also agree that if you are permitted to exercise this Option prior to vesting, and in connection with that exercise, you wish to file an “83(b) election,” it is entirely your responsibility to timely file that election with the applicable taxing authority and provide a copy of that filing to the Company prior to the end of the calendar year in which you exercise the Option.
(c)    83(i) Election. You also agree that if you are permitted to exercise this Option and make an election under Code Section 83(i), and if, in connection with that exercise, you wish to file an “83(i) election,” it is entirely your responsibility to timely file that election with the applicable taxing authority and provide a copy of that filing to the Company prior to the end of the calendar year in which you exercise the Option.
15.    Notices. Any notices provided for in the Option, this Option Agreement, the Grant Notice or the Plan will be given in writing and will be deemed effectively given on receipt or, in the case of notices delivered by mail by the Company to you, five days after deposit in the U.S. mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and the Option by electronic means or to request your consent to participate in the Plan by electronic means. By accepting the Option, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
16.    Governing Plan Document. The Option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of the Option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In addition, the Option (and any compensation paid or Shares issued under the Option) is subject to recoupment in accordance with The Dodd-Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or for a “constructive termination” (or similar term) under any agreement with the Company.

17.    Effect on Other Employee Benefit Plans. The value of the Option will not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify or terminate any of the Company’s or any Affiliate’s employee benefit plans.
18.    Voting Rights. You will not have voting or any other rights as a stockholder of the Company with respect to the Shares to be issued pursuant to the Option until such Shares are issued to you. On such issuance, you will obtain full voting and other rights as a stockholder of the Company. However, the Company may require, as a condition to such issuance, you to appoint the Company's Chief Executive Officer or other member of the Board as having the sole and exclusive power of attorney to vote all such Shares subject to the Option, which power shall be effective until the earlier of the completion of a Change in Control or an IPO. The Company may also require, as a condition to such issuance, you to execute an agreement pursuant to which you agree to join the Company’s then-current stockholder agreements. Nothing contained in the Option, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.
19.    Severability. If all or any part of this Option Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Option Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Option Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
20.    Miscellaneous.
(a)    The rights and obligations of the Company under the Option will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.
(b)    You agree on request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of the Option.
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This Option Agreement, together with any appendix attached hereto that addresses local or foreign legal requirements, will be deemed to be signed by you on the signing by you of the Grant Notice to which it is attached.